Exhibit 23.6

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form F-3 of Brookfield Reinsurance Ltd. and Brookfield Corporation of our report dated March 6, 2023, with respect to the consolidated financial statements and schedules II, III, V, and VI of Argo Group International Holdings, Ltd. which report appears in the Form 6-K of Brookfield Reinsurance Ltd. dated August 18, 2023 and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

New York, New York

January 16, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.